EXHIBIT 2.36

SHAREHOLDERS AGREEMENT

BETWEEN:

1.	The STICHTING ADMINISTRATIEKANTOOR ANHEUSER-BUSCH INBEV organized under the laws of The Netherlands, with registered office at De Boelelaan 7, 1083 Amsterdam, The Netherlands,

hereinafter “the Administratiekantoor”,

represented by Roberto Thomson and Alexandre Van Damme;

AND:

2.	The FONDS BAILLET LATOUR, a private limited liability company (société privée à responsabilité limitée) with a socially-inspired purpose with registered office at Grand’Place 1, B-1000 Brussels, registered with the Register of Legal Entities (Brussels) under number 0.476.641.964, hereinafter the “BL Fund”,

represented by Jan Huyghebaert and Alain De Waele;

AND:

3.	The FONDS VOORZITTER VERHELST, a private limited liability company (société privée à responsabilité limitée) with a socially-inspired purpose, with registered office at Brouwerijplein 1, B-3000 Leuven, registered with the Register of Legal Entities (Louvain) under number 0.410.892.691, hereinafter the “V Fund”,

represented by Steve Leroy and Luc Hermans;

Parties 2 and 3 together being referred to as the “Funds”,

WHEREAS

The Parties are shareholders of the company limited by shares Anheuser-Busch InBev S.A. organized under the laws of Belgium with registered office at Grand’Place 1, B-1000 Brussels (hereinafter, the “Company”).

The Administratiekantoor has been constituted in order to reinforce and perpetuate the control over the Company, in particular with a view to pursue an industrial strategy of long-term growth in the interest of the Company and of its shareholders.

The Funds support this growth objective and, in order to enhance the efforts of the Administratiekantoor in a stable and lasting manner, wish to participate in the control of the shareholders’ meeting of the Company.

THE PARTIES AGREE AS FOLLOWS:

1 - Consultation

1.1	The Parties will consult each other in good faith in order to determine by common agreement the direction in which they will exercise the votes attached to the securities of the Company which they hold or would come to hold in the future, for each item listed on the agenda of any shareholders’ meeting of the Company.

1.2	Within five (5) working days following the first publication in the press of the convening notice to a shareholders’ meeting, each Party will communicate in writing to the other Parties its voting intentions for each item listed on the agenda of that shareholders’ meeting.

1.3	If the three Parties share the same voting intentions with regard to each item listed on the agenda, the Administratiekantoor will confirm this in writing to the Funds.

1.4	If the Parties do not share the same voting intentions, the Administratiekantoor will promptly convene their representatives to a consultation meeting during which they will endeavour to bring out common voting intentions. If, following this consultation, the Parties agree on the direction of the vote, the Administratiekantoor will confirm this in writing to the Funds.

If, following this consultation, and at the latest on the seventh (7) working day preceding the day of the shareholders’ meeting, the Parties can not agree on the direction of the vote with regard to certain items, the Funds hereby agree to align themselves on the direction determined by the Administratiekantoor.

1.5.	If a Fund does not communicate its voting intentions in accordance with paragraph 1.2, or abstains from participating in the consultation referred to in paragraph 1.4, it will be irrevocably presumed to approve the voting intentions notified by the Administratiekantoor.

1.6	Each Party irrevocably undertakes (i) to exercise the voting rights attached to these shares in accordance with the direction resulting from the application of paragraphs 1.3, 1.4 or 1.5, (ii) to carry out the legal and statutory formalities in order to participate in the shareholders’ meeting and in the vote with all the securities with voting rights which it holds and (iii) to be present or represented at this shareholders’ meeting in order to exercise the said voting rights.

1.7	A Fund will however not be required to follow the voting instructions notified by the Administratiekantoor if this Fund demonstrates that this voting instruction is clearly contrary to its own corporate purpose. However, only those reasons expressly set out by the Fund in the initial communication of its voting intentions in accordance with paragraph 1.2 or at the consultation meeting referred to in paragraph 1.4, will be admitted as sound reasons in this respect.

2 – Duration

This agreement is entered into for a duration of nineteen (19) years beginning on November 1, 2015.

3 – Transfer of securities of the Company

3.1	With a view to achieving, in particular, the stabilisation objective of the Company’s shareholding set out in the recitals, the Funds commit themselves, for the duration of this agreement and except for what is provided in articles 3.2 to 3.5, not to transfer the securities of the Company which they hold, be it free of charge or against payment, by sale, company contribution, merger of otherwise.

3.2	Each Fund will however be allowed to freely transfer all or part of the securities it holds in the Company to a company which it directly controls, provided that, prior to the transfer, this company undertakes in writing vis-à-vis the other Parties to respect all the provisions of this agreement. The transferor Fund will remain guarantor of the execution of these provisions by the transferee company. The latter may itself only transfer the shares to another company it controls with the prior consent of the Administratiekantoor and following the adaptation of this agreement to reflect this new situation.

3.3	If a third party offers to a Fund to purchase, against payment in cash, all or a part of (i) the securities of the Company it holds directly, or (ii) the securities of a company controlled by the Fund and which directly holds securities of the Company, this Fund may sell them to such third party, provided the following procedure be followed:

a.	the Fund wishing to transfer all or part of its securities informs the Administratiekantoor thereof in writing, indicating (i) the identity of the candidate transferee, (ii) the number of securities to be transferred and (iii) the price offered by the candidate transferee, certifying in writing that the candidate purchaser has made a good faith offer and by annexing to this notification a copy of the offer of the candidate purchaser;

b.	each Fund hereby grants to the Administratiekantoor a pre-emption right on all or part of the securities that the third party proposes to acquire, and which may be exercised at the price offered by the third party, within 21 days as from the receipt of the notification referred to in point a. The Administratiekantoor may transfer this pre-emption right to one or several third parties which it will appoint and which will exercise it, as the case may be, for their own account;

c.	the securities for which the pre-emption right is not exercised may be freely transferred to the third party, at a price equal to or higher than the price indicated in the notification referred to in point a., provided that this transfer be made at the latest 30 days as from the expiry of the 21-days period provided in point b. If the transfer does not take place before the expiry of such period, the procedure provided for in this paragraph should be started over.

3.4	If a Fund wishes to sell all or part of the securities it holds in the stock market, it may only do so in accordance with the following procedure:

a.	the Fund wishing to sell these securities informs the Administratiekantoor thereof in writing, indicating the number of securities it proposes to transfer;

b.	each Fund hereby grants to the Administratiekantoor a pre-emption right in respect of all or part of the securities which the Fund proposes to sell in the stock market, and which may be exercised within 21 days as from the receipt of the notification referred to in point a., at a price per share equal to the average stock market price of the last thirty stock market days preceding the date on which the notification referred to in point a. has been sent. The Administratiekantoor may transfer this pre-emption right to one or several third parties which it will appoint and which will exercise it, as the case may be, for their own account;

c.	the securities for which the pre-emption right is not exercised may be freely transferred on the stock market, provided that this transfer occurs at the latest 30 days as from the expiry of the 21-days period provided in point b. If the transfer does not take place before the expiry of such period, the procedure provided in this paragraph should be started over. If the number of securities that the Fund proposes to sell in the stock market is such that a simultaneous sale is likely to disrupt the stock market price of the share, the Fund hereby undertakes to transfer the securities in a well-ordered manner, in order to prevent such a disruption. In such case, the 30-days period is extended to 4 months, and the Fund will make sure it keeps the Administratiekantoor informed of the accomplished sales.

3.5	If the securities concerned by the offer of the third party referred to in paragraph 3.3, or of which the sale in the stock market is envisaged as set out in paragraph 3.4, are held by a company directly controlled by a Fund and bound under this agreement as set out in paragraph 3.2, this company is required to comply with the pre-emption rights referred to in paragraphs 3.3 or 3.4.

4 – Absorption of the Company

In case of absorption of the Company by another company, this agreement will automatically be applicable to the securities of the absorbing Company issued to the Parties in exchange for their securities of the Company. In such case, the term “Company” used in this agreement will refer to the absorbing company.

5 – Information of the public and declarations of participation

The Parties will consult each other to define the content of each communication they would be required to make with respect to the existence or the content of this agreement, in particular in a public offer prospectus or for declarations of significant participations required by the articles of association and by the Belgian law of 2 May 2007 on the disclosure of significant participations in issuers whose shares are admitted to trading on a regulated market and laying down miscellaneous provisions.

6 – Notifications

6.1	Each notification or communication to be made in the framework of this agreement will be validly made by registered post or by express courier (delivered by a courier company of international reputation) sent to the below-mentioned addresses:

Administratiekantoor

Alter Domus

De Boelelaan 7

1083 Amsterdam

The Netherlands

Fonds BL

Grand’ Place 1

1000 Brussels

Belgium

Attention: the President

Fonds V

Brouwerijplein 1

3000 Leuven

Belgium

Attention: the President

A change in the above contact details will only be effective vis-à-vis the other Parties if this change has been notified to them beforehand in the way provided for in this article 6.

7 – Belgian law – Competent jurisdiction

This agreement is governed by Belgian law. Any dispute relating to the entering into, the validity or the execution of this agreement will be subject to the exclusive jurisdiction of the courts of Brussels.

Made in three original signed copies, each Party acknowledging receipt of its own copy.

For the ADMINISTRATIEKANTOOR

/s/ Roberto Thompson
Name: Roberto Thompson
Title: Director
Date:

/s/ Alexandre Van Damme
Name: Alexandre Van Damme
Title: Director
Date:

For the BL Fund

/s/ Jan Huyghebaert
Name: Jan Huyghebaert
Title: President
Date:

/s/ Alain De Waele
Name: Alain De Waele
Title: Manager
Date:

For the V Fund

/s/ Steve Leroy
Name: Steve Leroy
Title: President
Date:

/s/ Luc Hermans
Name: Luc Hermans
Title: Manager
Date: